Exhibit 99.2

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191106

HINES GLOBAL REIT II, INC.
SUPPLEMENT NO. 4 DATED AUGUST 18, 2017
TO THE PROSPECTUS DATED APRIL 28, 2017

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global REIT II, Inc., dated April 28, 2017 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 1, 2017, Supplement No. 2, dated May 19, 2017 and Supplement No. 3, dated August 15, 2017. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

A.	To provide an update on the extension of our current public offering;

B.	To provide information concerning our board of director’s intent to launch a tender offer and to announce the suspension of our share redemption programs; and

C.	To provide information concerning our proposed follow-on offering of common stock and our proposed restructuring.

A.	Extension of Our Current Public Offering

We have filed a Registration Statement on Form S-11 for a proposed follow-on offering of our common stock, as described in Section C of this Supplement. As provided in Rule 415 promulgated under the Securities Act, our board of directors has extended our current public offering until the effective date of the Registration Statement for the proposed follow-on offering. Although we have extended our public offering, our board of directors has determined, in connection with the expected launch of the tender offer described in Section B of this Supplement, to suspend the sale of primary shares pursuant to this offering on September 30, 2017. Our board of directors retains the right, in its sole discretion, to terminate the sale of primary shares earlier or later than the date set forth above, and if our board of directors exercises that right, then we will notify stockholders by filing a prospectus supplement with the SEC. We plan to continue to offer shares under our distribution reinvestment plan pursuant to this Prospectus following the suspension of the sale of primary shares. We also expect to continue raising capital through the potential follow-on offering which is described in Section C of this Supplement.

B.	Intent to Launch Tender Offer and to Announce Suspension of Share Redemption Programs

In connection with our board of directors’ approval of the proposed follow-on offering and restructuring described in Section C of this Supplement, our board of directors intends to approve, at a later date, a tender offer for a portion of the currently named Class A Shares, Class T Shares and Class I Shares issued and outstanding, which we refer to as the “tender offer,” which is expected to commence on or around October 3, 2017 following the announcement of a new net asset value (“NAV”) per share. Subject to our board of directors’ approval, the specific terms of the tender offer will be disclosed in our future public filings in accordance with applicable SEC regulations. Our board of directors intends that the tender offer be made at a price equal to the then-current NAV per share.

We expect that the tender offer will provide additional liquidity to holders of Class A Shares, Class T Shares and Class I Shares who invested in our common stock prior to our proposed restructuring, which is described in Section C of this Supplement. In connection with our board of director’s intent to approve the proposed tender offer, we are suspending our share redemption programs, effective immediately, as required by Rule 14e-5 promulgated under the Securities Exchange Act; provided, that, with respect to any requests for the redemption of shares submitted in good order in connection with the death or disability of a stockholder for the month of August 2017 we plan to redeem such shares on August 31, 2017 in accordance with the terms of our share redemption programs. Thereafter, our share redemption programs will be suspended with respect to all redemption requests. We anticipate lifting the suspension and reinstating our share redemption programs following the termination of the proposed tender offer.

C.	Our Proposed Follow-on Offering of Common Stock and Restructuring

On August 18, 2017, we filed a Registration Statement on Form S-11 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), to commence our second public offering of common shares (the “Follow-on Offering”). We intend to offer up to $2,000,000,000 in common shares in our primary offering on a best efforts basis and $500,000,000 in common shares to be issued pursuant to our distribution reinvestment plan. Prior to the commencement of the Follow-on Offering, we intend to amend our charter to redesignate our issued and outstanding Class A Shares, Class T Shares, Class I Shares and Class J Shares as “Class AX Shares,” “Class TX Shares,” “Class IX Shares” and “Class JX Shares,” respectively. This change will be in name only and will not impact the rights associated with the shares. We also intend to amend our charter to reclassify our authorized but unissued common stock into four additional classes of common stock, which we will refer to as Class T Shares, Class S Shares, Class D Shares, and Class I Shares, and which we will collectively refer to as common shares. For purposes of the remainder of Section C of this Supplement, “Class T Shares” and “Class I Shares” refer to the Class T Shares and Class I Shares that will be added to our capital structure upon the amendment of our charter as described herein, rather than to our currently outstanding Class T Shares and Class I Shares, which will be redesignated as Class TX Shares and Class IX Shares.

The Follow-on Offering will consist of the four new classes of common stock: Class T Shares, Class S Shares, Class D Shares, and Class I Shares. We refer to the Class AX Shares, Class TX Shares, Class IX Shares and Class JX Shares in Section C of this Supplement collectively as the IPO Shares. We do not intend to offer any IPO Shares in our Follow-on Offering.

In addition, the Registration Statement reflects that we intend to become a perpetual-life REIT and reflects a restructuring of the share classes we intend to offer and the compensation to be paid to our Dealer Manager and our Advisor. As part of this restructuring (the “Restructuring”), we intend to, among other things:

•	begin operating as a non-exchange traded perpetual-life REIT;

•	update our investment objectives;

•	reclassify our authorized and unissued common stock in order to add four new share classes to our capital structure;

•	revise the compensation we pay to our Dealer Manager in connection with our public offering to reduce broker dealer fees and expenses in connection with our public offerings;

•	revise the fees we pay to our Advisor, including the elimination of acquisition fees and disposition fees;

•	change the frequency with which we calculate the NAV per share from quarterly to monthly;

•	convert our current distribution reinvestment plan into an automatic enrollment distribution reinvestment plan; and

•
amend our share redemption program applicable to Class IX Shares and Class JX Shares in order to make it applicable to all classes of shares, which enhances liquidity for current Class AX and Class TX shareholders and creates a larger liquidity pool to benefit all stockholders.

We believe that the proposed restructuring of the company and its share classes is in the best interest of our stockholders for the following reasons:

(i)
Based on the current competitive landscape, we believe that our Follow-on Offering will be more successful if we restructure certain aspects of the offering and our company. We believe this will result in greater access to equity capital which in turn would drive greater diversity within the portfolio, a stronger balance sheet and enhanced liquidity for the benefit of all stockholders.

(ii)
These changes are expected to result in an Advisor and Dealer Manager fee and expense reimbursement structure that we believe better aligns with our investor’s interests with respect to overall financial performance. However, such new fee arrangements could result in an increase in compensation to our Advisor if we are successful in raising substantial new capital in the Follow-on Offering and delivering significant total return performance to our stockholders.

While we have described in this Supplement our current intentions with respect to the proposed Restructuring and the Follow-on Offering, our board of directors may change any aspects of them without stockholder approval. Such changes may be deemed appropriate for a variety of reasons, including but not limited to regulatory, capital-raising or business considerations, all of which can change over time. The Follow-on Offering is subject to regulatory review, which may result in changes to certain of the proposed terms of the Follow-on Offering and may impact the timing of the commencement of the Follow-on

Offering. In addition, our board of directors may delay the proposed Restructuring and the commencement of the Follow-on Offering until it deems it appropriate to do so and may decide, in its sole discretion, not to go forward at all with the proposed Restructuring and the Follow-on Offering.

Operate as a non-exchange traded perpetual-life REIT and our investment objectives.

Our board of directors has determined that, upon the commencement of our Follow-on Offering, it is in our best interest to begin operating as a non-exchange traded perpetual-life REIT instead of operating as a REIT of finite duration. We use the term “perpetual-life REIT” to describe an investment vehicle of indefinite duration. In our perpetual-life structure, investors may request that we redeem their shares on a continuous basis, but we are not obligated to redeem any shares and may choose to redeem only some, or even none, of the shares that have been requested to be redeemed in any particular month in our discretion.

We believe that our structure as a perpetual-life REIT will allow us to acquire and manage our investment portfolio in a more active and flexible manner. We expect the structure to be beneficial to our stockholders, as we will not be limited by a pre-determined operational period and the need to provide a “liquidity event” at the end of that period, which will allow us to enter and exit real estate investments at optimal times specific to each market and asset. While we may consider a liquidity event at any time in the future, we currently do not have a fixed time frame in which we intend to undertake such consideration and we are not obligated by our charter or otherwise to effect a liquidity event at any time.

In connection with our determination to operate as a perpetual-life REIT, our board of directors also determined to update our investment objectives upon commencement of the Follow-on Offering as follows:

•	provide income in the form of regular, stable cash distributions to achieve an attractive distribution yield;

•	preserve and protect invested capital;

•	invest in a diversified portfolio of quality commercial real estate properties and other real estate investments across a range of asset types throughout the U.S. and internationally;

•	realize appreciation in NAV from proactive investment management and asset management;

•
provide an investment alternative for investors seeking to allocate a portion of their long-term investment portfolios to commercial real estate with generally lower volatility than publicly traded real estate companies; and

•	remain qualified as a REIT for federal income tax purposes.

Reclassification of our Common Stock

As noted above, prior to the commencement of the Follow-on Offering we intend to amend our charter to effect a reclassification of our common stock in order to add four additional classes of common shares to our capital structure: Class T Shares, Class S Shares, Class D Shares and Class I Shares. The differences among the share classes relate to upfront selling commissions, dealer manager fees and distribution and stockholder servicing fees, which are described in detail below. Voting rights of all classes of our common shares will remain unchanged following the reclassification, such that all of our classes of common stock will have identical voting rights on all matters subject to a vote of our common stockholders, with no special voting privileges. The IPO Shares, Class T Shares, Class S Shares, Class D Shares and Class I Shares will have the same rights upon liquidation, although distributions are expected to differ due to the distribution and stockholder servicing fees payable with respect to Class TX Shares, Class IX Shares, Class T Shares, Class S Shares and Class D Shares, which will reduce distributions.

The table below summarizes the fees we expect generally to be payable to our Dealer Manager with respect to the Class T Shares, Class S Shares, Class D Shares and Class I Shares and does not include the other fees and expenses payable to our Advisor and its affiliates. The upfront selling commissions and dealer manager fees are each a percentage of the gross offering proceeds of each class of shares sold in the primary offering. No upfront selling commissions or dealer manager fees are paid with respect to any shares sold under our distribution reinvestment plan. Subject to FINRA limitations on underwriting compensation and certain other limitations, the ongoing distribution and stockholder servicing fees will accrue monthly in an amount equal to 1/12th of the percentage set forth below of the aggregate NAV of our outstanding shares for such month on a continuous basis.

	Class T	Class S	Class D	Class I
Upfront Selling Commission	3.0%	3.5%	None	None
Upfront Dealer Manager Fee	0.5%	None	None	None
Ongoing Distribution and Stockholder Servicing Fee	1.0%	1.0%	0.25%	None

The ongoing distribution and stockholder servicing fees listed above will be allocated on a class-specific basis and may differ for each class, even when the NAV of each class is the same. The allocation of ongoing distribution and stockholder servicing fees on a class-specific basis will result in different amounts of distributions being paid with respect to each class of shares. In addition, as a result of the different ongoing fees allocable to each share class, each share class could have a different NAV per share. If the NAV of our classes is different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class.

We intend to cease paying distribution and stockholder servicing fees with respect to any Class T Share, Class S Share or Class D Share at the end of the month in which the transfer agent, on our behalf, determines that the total upfront selling commissions, dealer manager fees and distribution and stockholder servicing fees paid with respect to such Class T Shares, Class S Shares or Class D Shares, as applicable, held by a stockholder within his or her particular account equals 8.75% (or, in the case of shares sold through certain participating broker dealers, a lower limit as set forth in any applicable agreement between our Dealer Manager and a participating broker dealer) of the gross proceeds from the sale of such Class T Shares, Class S Shares or Class D Shares (including the gross proceeds of any shares issued under our distribution reinvestment plan with respect thereto). At the end of such month, such Class T Share, Class S Share or Class D Share (and any shares issued under our distribution reinvestment plan with respect thereto) will convert into a number of Class I Shares (including any fractional shares) with an equivalent aggregate NAV as such share.

In addition, we intend to cease paying distribution and stockholder servicing fees with respect to Class T Shares, Class S Shares and Class D Shares on the earlier to occur of the following: (i) a listing of our common shares, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets or (iii) the date following the completion of the primary portion of the Follow-on Offering on which, in the aggregate, underwriting compensation from all sources in connection with the Follow-on Offering, including upfront selling commissions, dealer manager fees, distribution and stockholder servicing fees and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering. We intend to further cease paying the distribution and stockholder servicing fee on any Class T Share, Class S Share or Class D Share that is redeemed or repurchased, as well as upon our dissolution, liquidation or the winding up of our affairs, or a merger or other extraordinary transaction to which we are a party and in which the Class T Shares, Class S Shares or Class D Shares, each as a class, are exchanged for cash or other securities. We cannot predict if or when this will occur for each Class T Share, Class S Share and Class D Share.

The fees listed above will be payable on a class-specific basis. Monthly cash distributions we intend to pay with respect to Class I Shares will be higher than those paid with respect to Class T Shares, Class S Shares or Class D Shares because distributions paid with respect to Class T Shares, Class S Shares or Class D Shares, including those issued pursuant to our distribution reinvestment plan will be reduced by the payment of the distribution and stockholder servicing fees.

Each class of shares will be sold at the then-current transaction price, which will generally be the most recently determined NAV per share for such class, plus applicable upfront selling commissions and dealer manager fees. Once we begin conducting monthly valuations, which we expect will be no later than the end of the first full calendar month following the commencement of the Follow-on Offering, shares generally will be sold at the prior month’s NAV per share for the class of shares being purchased, plus applicable upfront selling commissions and dealer manager fees. Although the offering price for shares of our common stock will generally be based on the prior month’s NAV per share, the NAV per share as of the date on which a purchase is settled may be significantly different. We may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month.

We intend to make Class T Shares and Class S Shares available through brokerage and transaction-based accounts. Class D Shares will generally be available for purchase in the Follow-on Offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D Shares, (2) through participating broker dealers that have alternative fee arrangements with their clients to provide access to Class D Shares, (3) through certain registered investment advisers, (4) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (5) other categories of investors that we name in an amendment or supplement to the Registration Statement. Class I Shares will generally be available for purchase in the Follow-on Offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I Shares, (2) by endowments, foundations, pension funds and other institutional investors, (3) through participating broker dealers that have alternative fee arrangements with their clients to provide access to Class I Shares, (4) by our executive officers and directors and their immediate family members, as well as officers and employees of our Advisor, Hines or other affiliates and their immediate family members, and, if approved by our board of directors, joint venture partners, consultants and other service providers, (5) through certain registered investment advisers, or (6) other categories of investors that we name in an amendment or supplement to the Registration Statement.

In addition, we expect that certain participating broker dealers may offer volume discounts.

Changes to Compensation Payable to Our Advisor, Dealer Manager and their Affiliates in Connection with the Proposed Restructuring

As described above, we intend to offer Class T Shares, Class S Shares, Class D Shares and Class I Shares in our Follow-on Offering with a lower overall underwriting fee structure than currently provided in our ongoing public offering of IPO Shares. These changes will have the effect of lowering the compensation we pay to our Dealer Manager.

Elimination of Certain Fees

We intend to eliminate the fees paid to our Advisor in connection with the acquisition and disposition of our assets. Our Advisor will continue to be entitled to reimbursement for acquisition and disposition expenses. We also intend to eliminate the incentive fee payable to the holder of the Special OP Units in connection with a liquidity event or certain other events.

Changes to and Addition of Certain Fees

We intend to continue paying our Advisor a fixed asset management fee equal to 0.0625% per month (or 0.75% on an annual basis) of the value of our real estate investments at the end of each month. The value of our real estate investments at the end of each month is determined using the cost of our real estate investments at the end of each month; provided that if our board of directors has determined an NAV per share that includes the real estate investments on which the asset management fee is being calculated, the asset management fees with respect to those real estate assets will be equal to 0.0625% per month of the most recently determined value of such real estate investments at the end of each month. In addition, in connection with the proposed Restructuring, we intend to cap the monthly asset management fee such that in no event will the asset management fee exceed an amount equal to 1/12th of 1.25% of our NAV at the end of the applicable month.

In addition, as part of the proposed Restructuring, so long as the Advisory Agreement has not been terminated, the holder of the Special OP Units will hold a performance participation interest in the Operating Partnership, which we refer to as the performance participation allocation, that will entitle it to receive an allocation from our Operating Partnership equal to 12.5% of the Total Return, subject to a 5% Hurdle Amount and a High Water Mark, with a Catch-Up (each term as defined below). Such allocation will be made annually and accrue monthly.

Specifically, the holder of the Special OP Units will be allocated a performance participation in an amount equal to: first, if the Total Return for the applicable period exceeds the sum of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such annual Excess Profits until the total amount allocated to the holder of the Special OP Units equals 12.5% of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the holder of the Special OP Units pursuant to this clause (this is commonly referred to as a “Catch-Up”); and Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.

“Total Return” for any period since the end of the prior calendar year shall equal the sum of:

(i)	all distributions accrued or paid since the beginning of the then-current calendar year (without duplication) on the OP Units outstanding at the end of such period, plus

(ii)
the change in aggregate NAV of such units since the beginning of the year, before giving effect to (x) changes resulting solely from the proceeds of issuances of OP Units, (y) any allocation/accrual to the performance participation interest and (z) applicable stockholder servicing fee expenses (including any payments made to us for payment of such expenses).

For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the NAV of units issued during the then-current calendar year but (ii) exclude the proceeds from the initial issuance of such units.

“Hurdle Amount” for any period during a calendar year means that amount that results in a 5% annualized internal rate of return on the NAV of the OP Units outstanding at the beginning of the then-current calendar year and all OP Units issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such units and all issuances of OP Units over the period and calculated in accordance with recognized industry practices. The ending NAV of the OP Units used in calculating the internal rate of return will be calculated before giving effect to any allocation/accrual to the performance participation interest and applicable distribution and stockholder servicing fee expenses.

“Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided that the Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any OP Units repurchased during such year. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the performance participation allocation. This is referred to as a “High Water Mark.”

As part of the Restructuring, our Advisor intends to advance all of our organization and offering expenses on our behalf, including expenses that are deemed issuer costs and certain expenses that are deemed underwriting compensation, such as legal, accounting, printing, mailing and filing fees and expenses, bona fide due diligence expenses of participating broker dealers and investment advisers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our escrow agent and transfer agent, fees to attend retail seminars sponsored by participating broker dealers, but excluding upfront selling commissions, dealer manager fees and distribution and stockholder servicing fees through the end of the quarter in which the first anniversary of the commencement of the Follow-on Offering occurs, which we refer to as the Anniversary Date.

Under the current Advisory Agreement, our Advisor has the right to be reimbursed for the cumulative issuer costs that the Advisor pays on our behalf up to an amount equal to 2.5% of gross offering proceeds from our public offerings. We intend to reimburse our Advisor for all such advanced expenses, as well as any organization and offering expenses incurred in prior periods with respect to our initial public offering, ratably over the 60 months following the Anniversary Date, to the extent reimbursements to our Advisor for cumulative organization and offering expenses do not exceed an amount equal to 2.5% of gross offering proceeds from our public offerings. Following the Anniversary Date, we will reimburse our Advisor for any organization and offering expenses that it incurs on our behalf as and when incurred, to the extent that aggregate reimbursements to our Advisor for cumulative organization and offering expenses do not exceed an amount equal to 2.5% of gross offering proceeds from our public offerings. Although the cap on reimbursements to our Advisor and its affiliates for cumulative organization and offering expenses is equal to 2.5% of the gross offering proceeds from our public offerings, we estimate that the total reimbursement that will be paid to our Advisor and its affiliates from the proceeds of the Follow-on Offering for organization and offering expenses incurred will be equal to approximately 0.8% of the maximum gross offering proceeds.

Taken as a whole, the proposed changes to the compensation we pay to our Advisor, Dealer Manager and their affiliates put a greater emphasis on our performance, due to the performance participation allocation. The actual future impact to our stockholders of the proposed compensation changes is difficult to predict because it is subject to a number of factors, such as the amount of capital we raise in our public offerings and our performance.

Changes to Timing of NAV Per Share Determinations

As part of the Restructuring and upon commencement of the Follow-on Offering, we intend to revise our valuation procedures to calculate our NAV per share monthly, rather than quarterly. We expect to conduct monthly valuations of our common stock beginning at the end of the first full calendar month following the commencement of the Follow-on Offering. Our NAV per share will continue to be calculated based on the fair value of our assets less liabilities under market conditions existing as of the date of the valuation. Subject to the approval of our valuation committee (which consists solely of independent directors) and our board of directors, we intend to engage one or more independent third-party valuation firms for purposes of assisting with the valuation of our assets and liabilities. Periodic real property appraisals will serve as the foundation of the independent valuation firm’s valuation and each property will be appraised no less than approximately once every 12 calendar months.

Once we commence monthly valuations, we expect that we will publish the NAV per share within 15 calendar days following the last calendar day of each month.

Automatic Enrollment Distribution Reinvestment Plan

As part of the proposed Restructuring and upon commencement of the Follow-on Offering, we intend to convert our current distribution reinvestment plan into an automatic enrollment distribution reinvestment plan, pursuant to which a stockholder’s distributions will be automatically reinvested in additional whole or fractional common shares, unless a stockholder is a resident of Kansas, Kentucky, Maine, Maryland, New Jersey or Ohio, is a client of a participating broker dealer that does not permit automatic enrollment in the distribution reinvestment plan, or the stockholder elects not to become a participant by noting such election on the subscription agreement. If the stockholder is a resident of Kansas, Kentucky, Maine, Maryland, New Jersey or Ohio, or a client of a participating broker dealer that does not permit automatic enrollment in the distribution reinvestment plan, the stockholder may choose to enroll as a participant in our distribution reinvestment plan by noting such election on the subscription agreement. We do not intend to materially change the other terms of our distribution reinvestment plan and the automatic enrollment feature will only apply to stockholders who subscribe for shares following the commencement of the Follow-on Offering.

Adoption of Share Redemption Program Applicable to all Classes of Shares

In addition, as part of the proposed Restructuring and upon commencement of the Follow-on Offering, we intend to amend our share redemption program currently applicable only to Class IX Shares and Class JX Shares in order to make it applicable to all shares of our common stock (the “New SRP”). The New SRP will replace our existing share redemption programs and will have substantially the same terms and limitations as our share redemption program currently applicable only to Class IX Shares and Class JX Shares, as described in the Prospectus. The New SRP may provide stockholders with a greater opportunity to have their shares redeemed than our share redemption program currently applicable to Class AX Shares and Class TX Shares. We intend to allow redemptions of our shares under the New SRP on a monthly basis. Subject to the limitations of and restrictions on the New SRP, and subject to funds being available as described below, shares redeemed under the New SRP will be redeemed at the transaction price in effect on the date of redemption, which, after we commence monthly valuations, generally will be a price equal to the NAV per share applicable to the class of shares being redeemed and most recently disclosed by us in a public filing with the SEC. Under the New SRP, we may repurchase during any calendar month common shares whose aggregate value (based on the redemption price per share in effect when the redemption is effected) is 2% of our aggregate NAV as of the last calendar day of the previous month and during any calendar quarter whose aggregate value (based on the redemption price per share in effect when the redemption is effected) is up to 5% of our aggregate NAV as of the last calendar day of the prior calendar quarter. During a given quarter, if in each of the first two months of such quarter the 2% repurchase limit is reached and stockholders’ redemptions are reduced pro rata for such months, then in the third and final month of that quarter, the applicable limit for such month will likely be less than 2% of our aggregate NAV as of the last calendar day of the previous month because the redemptions for that month, combined with the redemptions in the previous two months, cannot exceed 5% of our aggregate NAV as of the last calendar day of the prior calendar quarter.

There will be no minimum holding period for your shares and stockholders will be able to request that we redeem their shares at any time. However, shares that have not been outstanding for at least one year will be redeemed at 95% of the redemption price that would otherwise apply to the class of shares being redeemed; provided, that, the period that a Class T Share, Class S Share and/or Class D Share was held prior to being converted into a Class I Share will count toward the total hold period for a Class I Share, the period that a Class TX Share was held prior to being converted into a Class AX Share will count toward the total hold period for a Class AX Share and the period that a Class IX Share was held prior to being converted into a Class JX Share will count toward the total hold period for a Class JX Share. We intend to waive the 5% holding discount with respect to the redemption of shares acquired pursuant to our distribution reinvestment plan and shares issued as stock dividends. In addition, upon request, we intend to waive the 5% holding discount in the case of the death or disability of a stockholder.
Unless our board of directors determines otherwise, we intend to fund redemptions pursuant to the New SRP from any available cash sources at our disposal, including available cash, cash flow from operations, the sale of real estate-related securities and other assets, borrowings or offering proceeds, without any limitation on the amounts we may pay from such sources. Our board of directors will have complete discretion to determine whether all of such funds will be applied to redemptions pursuant to the New SRP, whether such funds are needed for other purposes or whether additional funds from other sources may be used for redemptions pursuant to the New SRP.

We may redeem fewer shares than have been requested to be redeemed in any particular month, or none at all, in our discretion, including due to the lack of readily available funds because of market conditions, the need to maintain liquidity for operations or because our board of directors has determined that investing in real property or other illiquid investments is a better use of our capital than redeeming our shares. In the event that we determine to redeem some but not all of the shares submitted for redemption during any month for any of the foregoing reasons, shares submitted for redemption during such month will be redeemed on a pro rata basis. The portion of any unsatisfied redemption requests due to any of the limitations described above will be required to be resubmitted after the start of the next month or quarter. Any determination to redeem fewer shares than have been requested to be redeemed may be made immediately prior to the applicable redemption date (the last calendar day of the month), and will be disclosed subsequently to prospective investors and stockholders in periodic prospectus supplements and/or reports filed by us, or more frequently as required by applicable securities laws.

The New SRP is intended to be indefinitely open unless modified, suspended or terminated by our board of directors or upon the occurrence of a liquidity event. Our board of directors may terminate, suspend or amend the New SRP at any time without stockholder approval if our directors believe such action is in our best interests, or if they determine the funds otherwise available to fund the New SRP are needed for other purposes. In addition, our board of directors may determine to suspend the New SRP due to regulatory changes, changes in law or if our board of directors becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed. Material modifications, including any reduction to the monthly or quarterly limitations on redemptions, and suspensions of the program will be promptly disclosed to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or current report on Form 8-K filed with the SEC.

Risks Associated with Our Proposed Restructuring

There is no guarantee that the proposed Restructuring will allow us to raise more capital in our primary offerings than we would under the current structure.

An important part of our business strategy is to raise equity capital to make new investments and provide liquidity to our stockholders. Based on the current competitive landscape, we believe that the proposed Follow-on Offering may be more successful if we complete the Restructuring as described in this Supplement. However, there can be no assurance that the Restructuring will have this intended effect, in which case there is a risk that we would have incurred the costs of the Restructuring without realizing the benefits of raising more capital. In addition, there can be no assurance that our board of directors will implement the Restructuring.

Our board of directors may change any aspects of the Restructuring without stockholder approval, which could result in less favorable terms to stockholders

While we have described in this Supplement our current intentions with respect to the Restructuring, our board of directors may change any aspects of it without stockholder approval. Such changes may be deemed appropriate for a variety of reasons, including but not limited to regulatory, capital-raising or business considerations, all of which can change over time. These changes could result in less favorable terms to stockholders than those described in this Supplement.

Cautionary Statement Regarding Forward-Looking Statements

This Supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements about the timing of the suspension of the offering of primary shares in this offering, the intent of our board of directors to approve the tender offer, the expected benefits of the proposed Restructuring, the expected terms of the proposed Restructuring and Follow-on Offering and our future business, performance and opportunities. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. The forward-looking statements included herein are based on our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should,” “will,” “predicted,” “likely,” or similar words or phrases intended to identify information that is not historical in nature. Forward-looking statements are based on expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation:

•	whether the changes contemplated by the proposed Restructuring will have the anticipated benefits to us and our stockholders described herein;

•	whether the regulatory review of the Follow-on Offering will result in changes to the proposed terms of the Follow-on Offering described in this Supplement; and

•	the ability of our board of directors to decide not to pursue the Restructuring at all.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.